Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.312.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

June 29, 2011 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period May 1, 2011 through May 31, 2011 except as otherwise expressly noted.

Provisional financial information as of May 31, 2011 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended May 31, 2011.

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Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the Estimated Indication of a few relevant items referring to the statements of operations for the month ended May 31, 2011:

Estimated financial data of the Company for the month ended May 31, 2011

The estimated and unaudited financial data of the Company as of May 31, 2011 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	April 30, 2011	May 31, 2011
Net revenue	$—	$—
Operating income (expense)	$(4,774)	$(4,314)

Profit /(Loss) from operations	$(4,774)	$(4,314)
Other income (expenses), net	$680	$(569)
Preferred Stock:
-Deemed Dividend	$—	$—

EBITDA	$(4,094)	$(4,883)

Depreciation and amortization	$(183)	$(223)

Amortization of debt discount and issuance costs	$(17)	$(5)

Interest expense	$(117)	$(53)

Net profit /(loss) attributable to common shareholders	$(4,411)	$(5,164)

Estimated research and development expenses were $2.2 million for the month of April 2011 and $1.8 million for the month of May 2011.

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Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of April 30, 2011 and May 31, 2011, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Net Financial Standing	April 30, 2011	May 31, 2011
Cash and cash equivalents	$37,633	$37,734

Long term obligations, current portion	$(1,715)	$(1,715)
Convertible senior notes	$(12,202)	$(12,202)
Net Financial Standing, current portion	$23,716	$23,817

Long term obligations, less current portion	$(4,132)	$(3,987)
Net Financial Standing, less current portion	$(4,132)	$(3,987)
Net Financial Standing	$19,584	$19,830

The total estimated and unaudited net financial position of the Company as of May 31, 2011 was approximately positive $19,830 (in thousands of U.S. dollars).

The Company’s 5.75% Convertible Senior Notes with a maturity date of December 15, 2011 come due within the next twelve months.

The Company’s 7.5% Convertible Senior Notes (the “Notes”) matured on April 30, 2011. On May 2, 2011, the Company announced that it has deposited $10.6 million in cash as trust funds with U.S. Bank National Association, as the trustee of the outstanding Notes, which was an amount sufficient to pay and discharge the entire amount due on the Notes, including accrued and unpaid interest. The Company had no other debt mature during the month of May 2011.

Outstanding notes and preferred shares

The following tables disclose information about the Company’s outstanding Convertible Senior Notes as of May 31, 2011, compared with the same information as of April 30, 2011:

Convertible Notes–May 31, 2011

Description	Maturity / Redemption Date	Principal/ Aggregated Stated Value Outstanding as of April 30, 2011 ($)	Number of Common Stock Reserve as of April 30, 2011	Principal/ Aggregated Stated Value Outstanding as of May 31, 2011 ($)	Number of Common Stock Reserve as of May 31, 2011
5.75% Convertible Senior Notes	15-Dec-11	10,913,000	363,766*	10,913,000	60,627**

Totals		10,913,000	363,766*	10,913,000	60,627**

*	This amount reflects the number of shares of Common Stock reserved before the Company’s Reverse Stock Split, which was effective on May 15, 2011, and is further described below.
**	This amount reflects the number of shares of Common Stock reserved after the Company’s Reverse Stock Split, which was effective on May 15, 2011, and is further described below.

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Debt Restructuring Program

In May 2011, the Company neither issued any new debt instruments nor bought any debt instruments already issued by the Company. The Company believes it is in compliance with the covenants on each series of its outstanding convertible notes.

Regulatory Matters and Products in Development

Pixantrone

On March 3, 2011, the Company announced that it has met with officials of the U.S. Food and Drug Administration’s (“FDA”) Office of New Drugs (“OND”) and presented its arguments supporting the Company’s belief that the data contained in its New Drug Application (“NDA”) 22-481 for pixantrone support the conclusion that pixantrone is effective for its planned use. On May 3, 2011 the Company announced that the Company would resubmit the NDA in consideration for accelerated approval in accordance with guidance from FDA’s OND following receipt of the FDA’s Office of New Drugs’ (the “OND”) response to the Company’s appeal to the FDA, which provided the Company with the opportunity to resubmit the NDA to the FDA with additional information for consideration of accelerated approval of the NDA based on the PIX 301 trial. In the FDA’s response to the Company’s appeal, the FDA requested that the Company submit two items—an additional review of radiographs by an independent panel and additional information regarding circumstances of stopping the clinical trial prior to achieving the planned accrual to assure reviewers that efficacy assessments were not involved in the decision to stop accrual early. As announced on June 14, 2011, the Company has met with the FDA’s

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Division of Oncology Drug Products (the “DODP”). The meeting provided a pathway for re-submitting the Company’s NDA for pixantrone for relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”) including the potential for accelerated approval of the NDA based on the PIX301 study result. The Company plans to submit the requested information, as well as all other relevant data requested in the FDA’s Complete Response Letter received by the Company. The DODP confirmed that the NDA would be reviewed within six months from the resubmission of the NDA. The Company anticipates filing the additional information later this year, and could obtain FDA approval in the first half of 2012.

Corporate Transactions and Assignment of Assets

With respect to the period from May 1, 2011 through May 31, 2011, the Company has no additional information to disclose to the market.

Exchange Listing Matters

On May 3, 2011, the Company’ received a notification of non-compliance from the staff of The NASDAQ Stock Market LLC (the “NASDAQ”). The notification stated that the Company had not regained compliance with NASDAQ Listing Rule 5550(a)(2) because the Company’s common stock, no par value per share (the “Common Stock”), did not maintain a minimum closing bid price of $1.00 per share over a period of at least ten consecutive business days ending on or prior to May 2, 2011. As a result of the notification of non-compliance, the Common Stock was subject to delisting unless the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”). The Company requested a hearing before the Panel. Accordingly, the Common Stock continued to trade on The NASDAQ Capital Market pending the issuance of the Panel’s decision following the hearing.

As announced on May 6, 2011, the Company’s Board of Directors approved a reverse stock split following the Company’s receipt of the notification of non-compliance from the staff of NASDAQ. On May 13, 2011, the Company filed Articles of Amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Washington to implement the Company’s 1-for-6 reverse stock split (the “Reverse Stock Split”). The Reverse Stock Split was effective on May 15, 2011 (the “Effective Date”). As a result of the Reverse Stock Split, every six shares of Common Stock that were held as of the Effective Date were converted into one share of Common Stock.

The Common Stock began trading on a Reverse Stock Split-adjusted basis on the Mercato Telematico Azionario stock market (the “MTA”) in Italy and The NASDAQ Capital Market in the United States on May 16, 2011.

On June 1, 2011 the Company announced that it has received a letter from NASDAQ indicating that the Company has regained compliance with the minimum bid price rule (i.e., NASDAQ Listing Rule 5550(a)(2)) for continued listing on

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The NASDAQ Capital Market and that the Company is in compliance with all applicable listing standards. Therefore, the scheduled hearing, which the Company previously announced in a press release dated May 6, 2011, before the Panel was cancelled and the Common Stock will continue to be listed and traded on The NASDAQ Stock Market.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of the Company’s Common Stock issued and outstanding as of April 30, 2011 and May 31, 2011 was 1,005,406,934 (prior to giving effect to the Reverse Stock Split) and 175,160,590 (after giving effect to the Reverse Stock Split), respectively.

Prior to Effective Date of the Reverse Stock Split, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	the conversion of the Company’s Series 12 Preferred Stock resulting in the issuance of 45,634,286 shares of Common Stock; and

•	the cancellation of 6,130 shares of Common Stock under the 2007 Equity Incentive Plan, as amended and restated (the “2007 Equity Plan”).

On May 15, 2011, the Company implemented the Reverse Stock Split as discussed above. The following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock after giving effect to the Reverse Stock Split:

•	the cancellation of 272 shares of Common Stock under the 2007 Equity Plan; and

•	the cancellation of 11,653 shares of Common Stock related to Reverse Stock Split adjustments.

As a result of the Reverse Stock Split, on May 15, 2011 the Company’s total number of authorized shares decreased from 1,210,000,000 shares to 201,666,666 shares; the Company’s total number of authorized shares of Common Stock decreased from 1,200,000,000 shares of Common Stock to 200,000,000 shares of Common Stock; and the Company’s total number of authorized shares of preferred stock decreased from 10,000,000 shares of preferred stock to 1,666,666 shares of preferred stock.

The Company held a Special Meeting of Shareholders on June 17, 2011. At the meeting, shareholders approved the proposal to amend CTI’s Amended and Restated Articles of Incorporation to increase in the total number of authorized shares of the Company from 201,666,666 to 284,999,999 and an increase in the Company’s authorized shares of Common Stock from 200,000,000 to 283,333,333.

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The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $37.7 million in cash and cash equivalents as of May 31, 2011. This amount includes the proceeds from a registered offering announced on April 28, 2011, which closed on May 3, 2011 (the “Closing Date”) pursuant to which the Company entered into an agreement to sell approximately $16.0 million of shares of its Series 12 Preferred Stock and warrants to purchase shares of its Common Stock in a registered offering to three institutional investors (the “Investors”). Each share of Series 12 Preferred Stock was convertible at the option of the holder, at any time during its existence, into approximately 2,857 shares of Common Stock at a conversion price of $0.35 per share of Common Stock, for a total of 45,634,286 shares of Common Stock. As of the Closing Date, the Investors elected to convert all of their shares of Series 12 Preferred Stock and to receive the 45,634,286 shares of Common Stock on the Closing Date. The Company received approximately $14.9 million in net proceeds from the offering, after deducting placement agent fees and estimated offering expenses. For further information about this registered offering please refer to the press releases disseminated on April 28, 2011 and May 4, 2011. The number of shares of Common Stock issued in the offering reflect the amounts issued before the Reverse Stock Split, which was effective on May 15, 2011 and is further described herein.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the FDA and/or the European Medicines Agency, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, that the FDA may not accept the Company’s special protocol assessment and/or the proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that the EMA may not approve the Company’s marketing authorization application after review, that accelerated approval by the FDA of pixantrone may not be possible or occur, that the Company may not be able to address satisfactorily the two key matters raised by the OND or other matters raised by the FDA, the OND, and/or the DODP, that the Company’s interpretation of the guidance provided by the OND and/or the DODP may be different

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than the intent of the OND and/or the DODP, that the OND and/or the DODP may change its guidance, that the PIX301 study may not be deemed successful, that upon a re-review of the NDA that the FDA may find pixantrone to not be safe and/or effective, that the PIX301 study may still be deemed to be a failed study, that the FDA may require an additional clinical trial of pixantrone, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter, that the Company may not be able to re-submit the pixantrone NDA quickly, that the Company may not be able to file the additional information for the NDA later this year, that the Company may not obtain approval of the NDA from the FDA in the first half of 2012, and the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

www.CellTherapeutics.com